Exhibit 99.1

Purchase, New York        Telephone: 914-253-2000        www.pepsico.com
PepsiCo Reports Second Quarter 2016 Results

Reported (GAAP) Second Quarter and Year-to-Date 2016 Results

	Second Quarter	Year-to-Date
Net revenue change	(3.3)%	(3.1)%
Foreign exchange impact on net revenue	(4)%	(4)%
EPS	$1.38	$2.01
EPS change	4%	(6)%
Foreign exchange impact on EPS	(3.5)%	(4)%

Organic/Core1 Second Quarter and Year-to-Date 2016 Results

	Second Quarter	Year-to-Date
Organic revenue growth	3.3%	3.4%
Core EPS	$1.35	$2.24
Core constant currency EPS growth	6%	8%

PURCHASE, N.Y. -- July 7, 2016 - PepsiCo, Inc. (NYSE: PEP) today reported results for the second quarter of 2016.

“In what continues to be an incredibly volatile global macro environment, we are pleased with our results for the second quarter. While reported net revenue performance was negatively impacted by foreign exchange translation and the deconsolidation of our Venezuelan operations, we delivered balanced volume growth and positive price/mix driven by relentless execution of our commercial agenda and leading to solid organic revenue growth. At the same time, our focus on driving greater efficiency throughout our operations contributed significantly to attractive margin expansion while we continued to invest in our business,” said Chairman and CEO Indra Nooyi. “Based on our year-to-date performance, we are raising our full-year core constant currency EPS growth objective.”

1 Please refer to “2016 Guidance and Outlook” for additional information regarding PepsiCo’s full-year 2016 growth objectives and targets. PepsiCo provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments. Please refer to the Glossary for the definitions of non-GAAP financial measures including ”Core,” “Constant currency,” “Organic” and “Free Cash Flow.”

Summary Second Quarter 2016 Performance

Revenue					Volume

	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes		Food/Snacks	Beverages
FLNA	3	--	--	4	2
QFNA	3	0.5	--	3	3
NAB	1	--	--	1		(1)
Latin America	(23)	12	19	9	2	(2)
ESSA	(5)	9	--	3	3	4
AMENA	(1.5)	5	--	4	4	5
Total	(3)	4	2.5	3	2.5	2

Operating Profit and EPS

	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	8	--	--	8
QFNA	11	--	--	11
NAB	6	--	--	6
Latin America	(32)	7	13	(12)
ESSA	(4)	--	6	2.5
AMENA	3	--	4	7
Division Operating Profit		1	3	4
Corporate Unallocated	(28)	38	--	10
Total	2	(1)	3	4

EPS	4	(1)	3.5	6

Note: Rows may not sum due to rounding
Organic revenue and core constant currency results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core” and “Constant Currency.”

Summary of Second Quarter Financial Performance:

•
Reported net revenue declined 3.3 percent. Foreign exchange translation had a 4-percentage-point unfavorable impact and the Venezuela deconsolidation had a 2.5-percentage-point unfavorable impact on reported net revenue. Organic revenue, which excludes the impacts of foreign exchange translation and structural changes, grew 3.3 percent.

•
Reported gross margin expanded 115 basis points, while reported operating margin expanded 105 basis points. Core gross margin expanded 75 basis points and core operating margin expanded 80 basis points. Reported and core margin expansion reflects the implementation of effective revenue management strategies and productivity gains, partially offset by a 50-basis-point increase in advertising and marketing expense as a percentage of sales.

•
Reported operating profit increased 2 percent and core constant currency operating profit increased 4 percent. The deconsolidation of our Venezuela operations had a 2.5-percentage-point unfavorable impact on both reported and core operating profit.

•	The reported and core effective tax rates were approximately 26 percent in 2016 and 2015.

•	Reported EPS was $1.38, a 4 percent increase from the prior year. Foreign exchange translation negatively impacted reported EPS by 3.5 percentage points.

•	Core EPS was $1.35, an increase of 2 percent. Excluding the impact of foreign exchange translation, core constant currency EPS increased 6 percent.

•	The deconsolidation of our Venezuelan operations had an unfavorable 3-percentage-point impact on both reported and core EPS.

•	Cash flow provided by operating activities was $2.8 billion.

Discussion of Second Quarter Division Results:
In addition to the net revenue performance as set out in the tables on pages 2 and A-6, reported operating results were driven by the following:

Frito-Lay North America (FLNA)
Positively affected by productivity gains and lower raw material costs, partially offset by impacts of operating cost inflation and higher advertising and marketing expense.

Quaker Foods North America (QFNA)
Positively affected by lower raw material costs, productivity gains and the impact of ceasing the operations of a dairy joint venture (5 percentage points), partially offset by the impact of higher advertising and marketing expense, operating cost inflation and unfavorable product mix.

North America Beverages (NAB)
Positively impacted by productivity gains, lower raw material costs, favorable settlements of promotional spending accruals and insurance adjustments, partially offset by operating cost inflation.

Latin America
Negatively impacted by operating cost inflation, the impact of the Venezuela deconsolidation (21 percentage points), higher raw material costs (in local currency terms, driven by a strong U.S. dollar), adverse foreign exchange translation (13 percentage points), restructuring and impairment charges and higher advertising and marketing expenses, partially offset by productivity gains.

Europe Sub-Saharan Africa (ESSA)
Negatively affected by higher raw material costs (in local currency terms, driven by a strong U.S. dollar), operating cost inflation, increases in advertising and marketing expenses and adverse foreign exchange translation (6 percentage points), partially offset by productivity gains.

Asia, Middle East and North Africa (AMENA)
Positively impacted by productivity gains and lower raw material costs, partially offset by operating cost inflation, increases in advertising and marketing expenses and adverse foreign exchange translation (4 percentage points).

Summary Year-to-Date 2016 Performance

Revenue					Volume

	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes		Snacks	Beverages
FLNA	3	0.5	--	4	2
QFNA	(1)	1	--	--	0.5
NAB	1	0.5	--	1.5		--
Latin America	(24)	15	18	9	2	--
ESSA	(7)	9	--	3	2	3
AMENA	--	5	--	5	4.5	5
Total	(3)	4	2	3	2	2

Operating Profit and EPS

	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	9	(1)	0.5	9
QFNA	35	(1)	1	35
NAB	6	--	--	6
Latin America	(27)	4	17	(7)
ESSA	(13)	2	6	(5)
AMENA	(61)	62	3	4.5
Division Operating Profit		8	3	6
Corporate Unallocated	(35)	29	--	(6)
Total	(2)	6	3	7

EPS	(6)	10	4	8

Note: Rows may not sum due to rounding
Organic revenue and core constant currency results are non-GAAP financial measures. Please refer to reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core” and “Constant Currency.”

Summary of Year-to-Date 2016 Financial Performance:

•
Reported net revenue declined 3.1 percent. Foreign exchange translation had a 4-percentage-point unfavorable impact and the Venezuela deconsolidation had a 2-percentage-point unfavorable impact on reported net revenue. Organic revenue, which excludes the impacts of foreign exchange translation and structural changes, grew 3.4 percent.

•
Reported gross margin expanded 135 basis points, while reported operating margin expanded 10 basis points. Reported operating margin was impacted by an impairment charge associated with our 5 percent indirect equity interest in our Chinese bottler. Core gross margin expanded 100 basis points and core operating margin expanded 115 basis points. Core margin expansion reflects the implementation of effective revenue management strategies and productivity gains, partially offset by a 55 basis point increase in advertising and marketing expense as a percentage of sales.

•
Reported operating profit declined 2 percent and core constant currency operating profit increased 7 percent. The Venezuela deconsolidation had a 2-percentage-point unfavorable impact on reported and core operating profit.

•
The reported effective tax rate was 28.2 percent and core effective tax rate was 25.5 percent. For the same period of the prior year, the reported and core effective tax rates were approximately 25 percent.

•
Reported EPS was $2.01, a 6 percent decline from the prior year. Impairment charges related to the indirect interest in our Chinese bottler had a $0.26 per share impact on reported EPS (12 percentage points). Foreign exchange translation negatively impacted reported EPS by 4 percentage points.

•	Core EPS was $2.24, an increase of 4 percent. Excluding the impact of foreign exchange translation, core constant currency EPS increased 8 percent.

•	The Venezuela deconsolidation had an unfavorable 2-percentage-point impact on both reported and core EPS.

•	Cash flow provided by operating activities was $2.9 billion.

Discussion of Year-to-Date 2016 Division Results:
In addition to the net revenue performance as set out in the tables on pages 5 and A-6, reported operating results were driven by the following:

Frito-Lay North America (FLNA)
Positively affected by productivity gains and lower raw material costs, partially offset by the impacts of operating cost inflation and higher advertising and marketing expense.

Quaker Foods North America (QFNA)
Positively affected by an impairment charge related to our dairy joint venture and ceasing of its operations in the prior year (34 percentage points), lower raw material costs and productivity gains, partially offset by higher advertising and marketing expense, unfavorable product mix, operating cost inflation and the impact of foreign exchange translation (1 percentage point).

North America Beverages (NAB)
Positively impacted by productivity gains, lower raw material costs, favorable settlements of promotional spending accruals and insurance adjustments, partially offset by operating cost inflation and higher advertising and marketing expense.

Latin America
Negatively impacted by operating cost inflation, higher raw material costs (in local currency terms, driven by a strong U.S. dollar), adverse foreign exchange translation (17 percentage points), the impact of the Venezuela deconsolidation (16 percentage points) and restructuring and impairment charges (4 percentage points), partially offset by productivity gains.

Europe Sub-Saharan Africa (ESSA)
Negatively affected by higher raw material costs (in local currency terms, driven by a strong U.S. dollar), operating cost inflation, increases in advertising and marketing expenses, adverse foreign exchange translation (6 percentage points) and restructuring and impairment charges (2 percentage points), partially offset by productivity gains.

Asia, Middle East and North Africa (AMENA)
Negatively impacted by the impairment charge related to our indirect interest in our Chinese bottler (62 percentage points), operating cost inflation, the impact of a gain in the prior year from the refranchising of a portion of our beverage business in India (6 percentage points), increases in advertising and marketing expenses and adverse foreign exchange translation (3 percentage points), partially offset by productivity gains and lower raw material costs.

2016 Guidance and Outlook

The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.

The Company expects:

•	Based on current foreign exchange market consensus rates, foreign exchange translation to negatively impact reported net revenue growth by 4 percentage points;

•	The 53rd week[2] to contribute approximately 1 percentage point to reported net revenue growth;

•	Approximately 4 percent organic revenue growth, excluding the impact of the 53rd week[2] and structural changes, including the deconsolidation of our Venezuelan operations;

•	2016 core earnings per share of $4.71, driven by the following expectations and factors:

2015 core earnings per share	$4.57
Expected core constant currency EPS growth (excluding Venezuela deconsolidation) - previously 8%	9%
Negative impact of Venezuela deconsolidation	(2)%
Negative impact of foreign currency translation[3]	(4)%
Expected 2016 core earnings per share	$4.71

In addition, the Company continues to expect:

•	Low-single-digit raw material inflation including the impact of transaction related foreign exchange, and low-single-digit deflation excluding the impact of transaction related foreign exchange;

•	The benefit of a 53rd week[2] will be reinvested in certain productivity and growth initiatives in 2016;

•	Productivity savings of approximately $1 billion;

•	Lower corporate unallocated expense, driven primarily by lower pension expense;

•	Higher net interest expense driven by higher debt balances;

•	A core effective tax rate approximately even with the 2015 full-year core effective tax rate;

2 PepsiCo’s fiscal year ends on the last Saturday of each December, resulting in an additional week of results every five or six years. PepsiCo’s 2016 fiscal year includes 53 weeks of results.
3 Based on current foreign exchange market consensus rates.

•	Over $10 billion in cash flow from operating activities and more than $7 billion in free cash flow (excluding certain items);

•	Net capital spending of approximately $3 billion; and

•	To return a total of approximately $7 billion to shareholders through dividends of approximately $4 billion and share repurchases of approximately $3 billion.

Conference Call:
At 8 a.m. (Eastern Time) today, the Company will host a conference call with investors and financial analysts to discuss second quarter 2016 results and the outlook for 2016. Further details will be accessible on the Company’s website at www.pepsico.com/investors.

Contacts:	Investors	Media
	Jamie Caulfield	Jay Cooney
	Senior Vice President, Investor Relations	Vice President, Communications
	914-253-3035	914-253-2777
	jamie.caulfield@pepsico.com	jay.cooney@pepsico.com

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts; unaudited)

	12 Weeks Ended			24 Weeks Ended
	6/11/2016	6/13/2015	Change	6/11/2016	6/13/2015	Change
Net Revenue	$15,395	$15,923	(3)%	$27,257	$28,140	(3)%
Cost of sales (a)	6,830	7,251	(6)%	11,981	12,754	(6)%
Gross profit (a)	8,565	8,672	(1)%	15,276	15,386	(1)%
Selling, general and administrative expenses (a)	5,584	5,753	(3)%	10,662	10,654	—%
Amortization of intangible assets	17	19	(9)%	31	35	(10)%
Operating Profit	2,964	2,900	2%	4,583	4,697	(2)%
Interest expense	(255)	(217)	17%	(501)	(428)	17%
Interest income and other	22	14	51%	36	29	20%
Income before income taxes	2,731	2,697	1%	4,118	4,298	(4)%
Provision for income taxes	718	703	2%	1,160	1,073	8%
Net income	2,013	1,994	1%	2,958	3,225	(8)%
Less: Net income attributable to noncontrolling interests	8	14	(35)%	22	24	(7)%
Net Income Attributable to PepsiCo	$2,005	$1,980	1%	$2,936	$3,201	(8)%

Diluted
Net Income Attributable to PepsiCo per Common Share	$1.38	$1.33	4%	$2.01	$2.14	(6)%
Weighted-average common shares outstanding	1,456	1,491		1,458	1,497

Cash dividends declared per common share	$0.7525	$0.7025		$1.455	$1.3575

(a)
Reclassifications were made to prior years’ amounts to conform to the current year presentation, including the presentation of certain functional support costs associated with the manufacturing and production of our products within cost of sales. These costs were previously included in selling, general and administrative expenses. These reclassifications resulted in an increase in cost of sales of $347 million and $354 million for the full years 2015 and 2014, respectively, with corresponding reductions to gross profit and selling, general and administrative expenses in the same periods. The quarterly impact of these reclassifications increased cost of sales by $61 million, $84 million, $95 million and $107 million for the quarters ended March 21, 2015, June 13, 2015, September 5, 2015 and December 26, 2015, respectively, with corresponding reductions to gross profit and selling, general and administrative expenses in the same periods. These reclassifications reflect changes in how we are classifying costs of certain support functions as a result of ongoing productivity and efficiency initiatives. These reclassifications had no impact on our consolidated net revenue, operating profit, net interest expense, provision for income taxes, net income or earnings per share.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)

	12 Weeks Ended			24 Weeks Ended
	6/11/2016	6/13/2015	Change	6/11/2016	6/13/2015	Change
Net Revenue
Frito-Lay North America	$3,564	$3,452	3%	$6,982	$6,771	3%
Quaker Foods North America	561	546	3%	1,178	1,185	(1)%
North America Beverages	5,145	5,113	1%	9,506	9,411	1%
Latin America	1,717	2,224	(23)%	2,759	3,638	(24)%
Europe Sub-Saharan Africa	2,660	2,813	(5)%	4,019	4,309	(7)%
Asia, Middle East and North Africa	1,748	1,775	(1.5)%	2,813	2,826	—%
Total Net Revenue	$15,395	$15,923	(3)%	$27,257	$28,140	(3)%

Operating Profit
Frito-Lay North America	$1,083	$1,007	8%	$2,101	$1,927	9%
Quaker Foods North America	146	132	11%	312	231	35%
North America Beverages	881	833	6%	1,366	1,286	6%
Latin America	242	355	(32)%	417	574	(27)%
Europe Sub-Saharan Africa	337	350	(4)%	404	462	(13)%
Asia, Middle East and North Africa	383	373	3%	235	603	(61)%
Division Operating Profit	3,072	3,050	1%	4,835	5,083	(5)%
Corporate Unallocated
Commodity mark-to-market net impact	100	39		146	38
Restructuring and impairment charges	(1)	(1)		(4)	(7)
Other	(207)	(188)		(394)	(417)
	(108)	(150)	(28)%	(252)	(386)	(35)%
Total Operating Profit	$2,964	$2,900	2%	$4,583	$4,697	(2)%

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows (in millions)

	24 Weeks Ended
	6/11/2016	6/13/2015
	(unaudited)
Operating Activities
Net income	$2,958	$3,225
Depreciation and amortization	1,044	1,075
Share-based compensation expense	123	144
Restructuring and impairment charges	79	61
Cash payments for restructuring charges	(67)	(107)
Charge related to the transaction with Tingyi (Cayman Islands) Holding Corp. (Tingyi)	373	—
Excess tax benefits from share-based payment arrangements	(84)	(78)
Pension and retiree medical plan expenses	124	215
Pension and retiree medical plan contributions	(155)	(117)
Deferred income taxes and other tax charges and credits	119	42
Change in assets and liabilities:
Accounts and notes receivable	(1,049)	(1,309)
Inventories	(755)	(862)
Prepaid expenses and other current assets	(202)	(264)
Accounts payable and other current liabilities	(73)	197
Income taxes payable	704	648
Other, net	(218)	(109)
Net Cash Provided by Operating Activities	2,921	2,761

Investing Activities
Capital spending	(919)	(832)
Sales of property, plant and equipment	47	26
Acquisitions and investments in noncontrolled affiliates	(4)	(16)
Divestitures	75	74
Short-term investments, net	(808)	593
Other investing, net	1	(3)
Net Cash Used for Investing Activities	(1,608)	(158)

Financing Activities
Proceeds from issuances of long-term debt	2,532	2,487
Payments of long-term debt	(3,083)	(2,054)
Short-term borrowings, net	2,819	2,247
Cash dividends paid	(2,060)	(1,973)
Share repurchases - common	(1,329)	(2,130)
Share repurchases - preferred	(2)	(2)
Proceeds from exercises of stock options	293	250
Excess tax benefits from share-based payment arrangements	84	78
Other financing	(4)	(2)
Net Cash Used for Financing Activities	(750)	(1,099)
Effect of exchange rate changes on cash and cash equivalents	(13)	(76)
Net Increase in Cash and Cash Equivalents	550	1,428
Cash and Cash Equivalents, Beginning of Year	9,096	6,134
Cash and Cash Equivalents, End of Period	$9,646	$7,562

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Balance Sheet (in millions except per share amounts)

	6/11/2016	12/26/2015
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$9,646	$9,096
Short-term investments	3,733	2,913
Accounts and notes receivable, net	7,495	6,437
Inventories:
Raw materials	1,512	1,312
Work-in-process	325	161
Finished goods	1,650	1,247
	3,487	2,720
Prepaid expenses and other current assets	1,517	1,865
Total Current Assets	25,878	23,031
Property, Plant and Equipment, net	16,219	16,317
Amortizable Intangible Assets, net	1,274	1,270
Goodwill	14,398	14,177
Other nonamortizable intangible assets	12,073	11,811
Nonamortizable Intangible Assets	26,471	25,988
Investments in Noncontrolled Affiliates	2,002	2,311
Other Assets	867	750
Total Assets	$72,711	$69,667

LIABILITIES AND EQUITY
Current Liabilities
Short-term obligations	$4,774	$4,071
Accounts payable and other current liabilities	13,685	13,507
Total Current Liabilities	18,459	17,578
Long-Term Debt Obligations	30,847	29,213
Other Liabilities	5,873	5,887
Deferred Income Taxes	5,156	4,959
Total Liabilities	60,335	57,637

Commitments and contingencies

Preferred Stock, no par value	41	41
Repurchased Preferred Stock	(188)	(186)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares, issued, net of repurchased common stock at par value: 1,441 and 1,448 shares, respectively)	24	24
Capital in excess of par value	3,940	4,076
Retained earnings	51,295	50,472
Accumulated other comprehensive loss	(12,813)	(13,319)
Repurchased common stock, in excess of par value (425 and 418 shares, respectively)	(30,051)	(29,185)
Total PepsiCo Common Shareholders’ Equity	12,395	12,068
Noncontrolling interests	128	107
Total Equity	12,376	12,030
Total Liabilities and Equity	$72,711	$69,667

PepsiCo, Inc. and Subsidiaries
Supplemental Share-Based Compensation Data
(in millions except dollar amounts, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/11/2016	6/13/2015	6/11/2016	6/13/2015
Beginning net shares outstanding	1,446	1,479	1,448	1,488
Options exercised, Restricted Stock Units (RSUs), Performance Stock Units (PSUs) and PepsiCo Equity Performance Units (PEPunits) converted	2	4	7	7
Shares repurchased	(7)	(11)	(14)	(23)
Ending net shares outstanding	1,441	1,472	1,441	1,472

Weighted average basic	1,443	1,476	1,445	1,480
Dilutive securities:
Options	7	9	7	9
RSUs, PSUs, PEPunits and Other	5	5	5	7
ESOP convertible preferred stock	1	1	1	1
Weighted average diluted	1,456	1,491	1,458	1,497

Average share price for the period	$102.90	$95.82	$100.73	$96.32
Growth versus prior year	7%	12%	5%	16%

Options outstanding	28	36	29	37
Options in the money	28	34	27	35
Dilutive shares from options	7	9	7	9
Dilutive shares from options as a % of options in the money	26%	27%	27%	27%

Average exercise price of options in the money	$69.02	$64.59	$67.36	$64.56

RSUs, PSUs, PEPunits and Other outstanding	9	11	9	13
Dilutive shares from RSUs, PSUs, PEPunits and Other	5	5	5	7

Weighted-average grant-date fair value of RSUs and PSUs outstanding	$91.43	$83.25	$91.40	$81.42
Weighted-average grant-date fair value of PEPunits outstanding	$59.86	$62.75	$59.92	$63.03

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
12 and 24 Weeks Ended June 11, 2016
(unaudited)

	Percent Impact					GAAP Measure	Non-GAAP Measure
						Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions, divestitures and other structural changes	Foreign exchange translation	Venezuela deconsolidation (b)	12 Weeks Ended 6/11/2016	12 Weeks Ended 6/11/2016
Frito-Lay North America	2	1	—	—	—	3	4
Quaker Foods North America	3	—	—	(0.5)	—	3	3
North America Beverages	(1)	2	—	—	—	1	1
Latin America	1	7	(0.5)	(12)	(19)	(23)	9
Europe Sub-Saharan Africa	2.5	1	—	(9)	—	(5)	3
Asia, Middle East and North Africa	7	(3)	—	(5)	—	(1.5)	4
Total PepsiCo	2	2	—	(4)	(2.5)	(3)	3

	Percent Impact					GAAP Measure	Non-GAAP Measure
						Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions, divestitures and other structural changes	Foreign exchange translation	Venezuela deconsolidation (b)	24 Weeks Ended 6/11/2016	24 Weeks Ended 6/11/2016
Frito-Lay North America	2	2	—	(0.5)	—	3	4
Quaker Foods North America	0.5	—	—	(1)	—	(1)	—
North America Beverages	—	1	—	(0.5)	—	1	1.5
Latin America	2	7	(0.5)	(15)	(18)	(24)	9
Europe Sub-Saharan Africa	2	1	—	(9)	—	(7)	3
Asia, Middle East and North Africa	6	(1)	—	(5)	—	—	5
Total PepsiCo	2	2	—	(4)	(2)	(3)	3

(a)
Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of foreign exchange translation, acquisitions, divestitures and other structural changes, including the Venezuela deconsolidation, from reported growth.

(b)	Represents the impact of the exclusion of the 2015 results of our Venezuelan businesses which were deconsolidated effective as of the end of the third quarter of 2015.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
12 and 24 Weeks Ended June 11, 2016
(unaudited)

	GAAP Measure			Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability		Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	12 Weeks Ended 6/11/2016	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	12 Weeks Ended 6/11/2016	Foreign exchange translation	12 Weeks Ended 6/11/2016
Frito-Lay North America	8	—	—	8	—	8
Quaker Foods North America	11	—	—	11	—	11
North America Beverages	6	—	—	6	—	6
Latin America	(32)	—	7	(25)	13	(12)
Europe Sub-Saharan Africa	(4)	—	—	(4)	6	2.5
Asia, Middle East and North Africa	3	—	—	3	4	7
Division Operating Profit	1	—	1	1.5	3	4
Impact of Corporate Unallocated	(28)	38	—	10	—	10
Total Operating Profit	2	(2)	1	1	3	4
Net Income Attributable to PepsiCo	1			—	3	3
Net Income Attributable to PepsiCo per common share - diluted	4			2	3.5	6

	GAAP Measure				Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability			Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	24 Weeks Ended 6/11/2016	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Charge related to the transaction with Tingyi	24 Weeks Ended 6/11/2016	Foreign exchange translation	24 Weeks Ended 6/11/2016
Frito-Lay North America	9	—	(1)	—	9	0.5	9
Quaker Foods North America	35	—	(1)	—	35	1	35
North America Beverages	6	—	—	—	6	—	6
Latin America	(27)	—	4	—	(23)	17	(7)
Europe Sub-Saharan Africa	(13)	—	2	—	(10)	6	(5)
Asia, Middle East and North Africa	(61)	—	0.5	62	1	3	4.5
Division Operating Profit	(5)	—	—	7	3	3	6
Impact of Corporate Unallocated	(35)	28	1	—	(6)	—	(6)
Total Operating Profit	(2)	(2)	—	8	4	3	7
Net Income Attributable to PepsiCo	(8)				1.5	4	5
Net Income Attributable to PepsiCo per common share - diluted	(6)				4	4	8

(a)
Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-14 through A-15 for a discussion of each of these adjustments.

(b)
Restructuring and impairment charges for the 12 and 24 weeks ended June 11, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 12 and 24 weeks ended June 13, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-14 for a discussion of these plans.

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
12 Weeks Ended June 11, 2016 and June 13, 2015
(in millions except per share amounts, unaudited)

	12 Weeks Ended 6/11/2016
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes	Noncontrolling interests	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate
Reported, GAAP Measure	$6,830	$8,565	$5,584	$2,964	$718	$8	$2,005	$1.38	26.3%
Items Affecting Comparability
Commodity mark-to-market net impact	63	(63)	37	(100)	(35)	—	(65)	(0.04)
Restructuring and impairment charges (a)	—	—	(49)	49	15	3	31	0.02
Core, Non-GAAP Measure (b)	$6,893	$8,502	$5,572	$2,913	$698	$11	$1,971	$1.35	26.0%

	12 Weeks Ended 6/13/2015
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate
Reported, GAAP Measure	$7,251	$8,672	$5,753	$2,900	$703	$1,980	$1.33	26.1%
Items Affecting Comparability
Commodity mark-to-market net impact	2	(2)	37	(39)	(12)	(27)	(0.02)
Restructuring and impairment charges (a)	—	—	(25)	25	6	19	0.01
Core, Non-GAAP Measure (b)	$7,253	$8,670	$5,765	$2,886	$697	$1,972	$1.32	26.0%

(a)
Restructuring and impairment charges for the 12 weeks ended June 11, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 12 weeks ended June 13, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-14 for a discussion of these plans.

(b)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-14 through A-15 for a discussion of each of these adjustments.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
24 Weeks Ended June 11, 2016 and June 13, 2015
(in millions except per share amounts, unaudited)

	24 Weeks Ended 6/11/2016
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes	Noncontrolling interests	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate
Reported, GAAP Measure	$11,981	$15,276	$10,662	$4,583	$1,160	$22	$2,936	$2.01	28.2%
Items Affecting Comparability
Commodity mark-to-market net impact	81	(81)	65	(146)	(52)	—	(94)	(0.06)
Restructuring and impairment charges (a)	—	—	(79)	79	20	3	56	0.04
Charge related to the transaction with Tingyi	—	—	(373)	373	—	—	373	0.26
Core, Non-GAAP Measure (b)	$12,062	$15,195	$10,275	$4,889	$1,128	$25	$3,271	$2.24	25.5%

	24 Weeks Ended 6/13/2015
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate
Reported, GAAP Measure	$12,754	$15,386	$10,654	$4,697	$1,073	$3,201	$2.14	25.0%
Items Affecting Comparability
Commodity mark-to-market net impact	(16)	16	54	(38)	(12)	(26)	(0.02)
Restructuring and impairment charges (a)	—	—	(61)	61	13	48	0.03
Core, Non-GAAP Measure (b)	$12,738	$15,402	$10,647	$4,720	$1,074	$3,223	$2.15	24.9%

(a)
Restructuring and impairment charges for the 24 weeks ended June 11, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 24 weeks ended June 13, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-14 for a discussion of these plans.

(b)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-14 through A-15 for a discussion of each of these adjustments.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
12 Weeks Ended June 11, 2016 and June 13, 2015
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core (a)
Operating Profit	12 Weeks Ended 6/11/2016	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	12 Weeks Ended 6/11/2016
Frito-Lay North America	$1,083	$—	$3	$1,086
Quaker Foods North America	146	—	1	147
North America Beverages	881	—	6	887
Latin America	242	—	28	270
Europe Sub-Saharan Africa	337	—	8	345
Asia, Middle East and North Africa	383	—	2	385
Division Operating Profit	3,072	—	48	3,120
Corporate Unallocated	(108)	(100)	1	(207)
Total Operating Profit	$2,964	$(100)	$49	$2,913

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core (a)
Operating Profit	12 Weeks Ended 6/13/2015	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	12 Weeks Ended 6/13/2015
Frito-Lay North America	$1,007	$—	$2	$1,009
Quaker Foods North America	132	—	—	132
North America Beverages	833	—	7	840
Latin America	355	—	5	360
Europe Sub-Saharan Africa	350	—	7	357
Asia, Middle East and North Africa	373	—	3	376
Division Operating Profit	3,050	—	24	3,074
Corporate Unallocated	(150)	(39)	1	(188)
Total Operating Profit	$2,900	$(39)	$25	$2,886

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-14 through A-15 for a discussion of each of these adjustments.

(b)
Restructuring and impairment charges for the 12 weeks ended June 11, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 12 weeks ended June 13, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-14 for a discussion of these plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
24 Weeks Ended June 11, 2016 and June 13, 2015
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability			Non-GAAP Measure
	Reported				Core (a)
Operating Profit	24 Weeks Ended 6/11/2016	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Charge related to the transaction with Tingyi	24 Weeks Ended 6/11/2016
Frito-Lay North America	$2,101	$—	$(1)	$—	$2,100
Quaker Foods North America	312	—	1	—	313
North America Beverages	1,366	—	13	—	1,379
Latin America	417	—	28	—	445
Europe Sub-Saharan Africa	404	—	27	—	431
Asia, Middle East and North Africa	235	—	7	373	615
Division Operating Profit	4,835	—	75	373	5,283
Corporate Unallocated	(252)	(146)	4	—	(394)
Total Operating Profit	$4,583	$(146)	$79	$373	$4,889

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core (a)
Operating Profit	24 Weeks Ended 6/13/2015	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	24 Weeks Ended 6/13/2015
Frito-Lay North America	$1,927	$—	$8	$1,935
Quaker Foods North America	231	—	1	232
North America Beverages	1,286	—	15	1,301
Latin America	574	—	6	580
Europe Sub-Saharan Africa	462	—	19	481
Asia, Middle East and North Africa	603	—	5	608
Division Operating Profit	5,083	—	54	5,137
Corporate Unallocated	(386)	(38)	7	(417)
Total Operating Profit	$4,697	$(38)	$61	$4,720

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-14 through A-15 for a discussion of each of these adjustments.

(b)
Restructuring and impairment charges for the 24 weeks ended June 11, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 24 weeks ended June 13, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-14 for a discussion of these plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Gross Margin Growth Reconciliation

	12 Weeks Ended		24 Weeks Ended
	6/11/2016		6/11/2016
Reported Gross Margin Growth	117	bps	137	bps
Commodity Mark-to-Market Net Impact	(40)		(36)
Core Gross Margin Growth	77	bps	101	bps
Operating Margin Growth Reconciliation

	12 Weeks Ended		24 Weeks Ended
	6/11/2016		6/11/2016
Reported Operating Margin Growth	104	bps	12	bps
Commodity Mark-to-Market Net Impact	(40)		(40)
Restructuring and Impairment Charges	16		8
Charge Related to the Transaction with Tingyi	—		137
Core Operating Margin Growth	80	bps	116	bps

Net Cash Provided by Operating Activities Reconciliation (in billions)

	2016 Guidance
Net Cash Provided by Operating Activities	$	~	10
Net Capital Spending		~	3
Free Cash Flow		~	7
Discretionary Pension Contributions		~	—
Net Cash Tax Benefit Related to Discretionary Pension Contributions		~	—
Payments Related to Restructuring Charges		~	—
Net Cash Tax Benefit Related to Restructuring Charges		~	—
Free Cash Flow Excluding Certain Items	$	~	7

Fiscal 2015 Diluted EPS Reconciliation

Year Ended
12/26/2015
Reported Diluted EPS	$3.67
Commodity Mark-to-Market Net Impact	—
Restructuring and Impairment Charges	0.12
Pension-Related Settlement Benefits	(0.03)
Charge Related to the Transaction with Tingyi	0.05
Venezuela Impairment Charges	0.91
Tax Benefit	(0.15)
Core Diluted EPS	$4.57

Note – Certain amounts above may not sum due to rounding.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2016 guidance, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in, or failure to comply with, applicable laws and regulations; imposition of new or increased taxes, disagreements with tax authorities or additional tax liabilities; PepsiCo’s ability to compete effectively; PepsiCo’s ability to grow its business in developing and emerging markets or unstable political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; unfavorable economic conditions in the countries in which PepsiCo operates; increased costs, disruption of supply or shortages of raw materials and other supplies; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; business disruptions; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; changes in estimates and underlying assumptions regarding future performance that could result in an impairment charge; PepsiCo’s ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or changes to the retail landscape; any downgrade or potential downgrade of PepsiCo’s credit ratings; the ability to protect information systems against, or effectively respond to, cyber attacks or other cyber incidents or other disruption; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates; potential impacts of climate change or water scarcity, or legal, regulatory or market measures to address climate change or water scarcity; failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages; infringement of intellectual property rights; potential liabilities and costs from litigation or legal proceedings; and other factors that may adversely affect the price of PepsiCo’s common stock and financial performance.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP measures
In discussing financial results and guidance, the Company refers to division operating profit, core results, core constant currency results, free cash flow, free cash flow excluding certain items, and organic results which are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides additional transparency on how we evaluate our business. We also believe presenting these measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.
We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include: amounts related to mark-to-market gains or losses (non-cash); gains or losses associated with mergers, acquisitions, divestitures and other structural changes; charges related to restructuring programs; asset impairments (non-cash); amounts related to the resolution of tax positions; pension and retiree medical related items; and remeasurements of net monetary assets. See below for a description of adjustments to our U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
Glossary
PepsiCo uses the following definitions when referring to our non-GAAP financial measures, which may not be the same as or comparable to similar measures presented by other companies:

Acquisitions and divestitures: All merger and acquisition activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. For the periods presented, core results exclude the following items:
Commodity mark-to-market net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
In the 12 and 24 weeks ended June 11, 2016, we recognized $100 million and $146 million of mark-to-market net gains, respectively, on commodity hedges in corporate unallocated expenses. In the 12 and 24 weeks ended June 13, 2015, we recognized $39 million and $38 million of mark-to-market net gains, respectively, on commodity hedges in corporate unallocated expenses. In the year ended December 26, 2015, we recognized $11 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, metals and energy. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.
Restructuring and impairment charges
2014 Multi-Year Productivity Plan
In the 12 and 24 weeks ended June 11, 2016, we incurred restructuring charges of $49 million and $79 million, respectively, in conjunction with the multi-year productivity plan we publicly announced in 2014 (2014 Productivity Plan). In the 12 and 24 weeks ended June 13, 2015, we incurred restructuring charges of $21 million and $51 million, respectively, in conjunction with our 2014 Productivity Plan. In the year ended December 26, 2015, we incurred restructuring charges of $169 million in conjunction with our 2014 Productivity Plan. The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our food, snack and beverage businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency. The 2014 Productivity Plan is in addition to the productivity plan we began implementing in 2012 and is expected to continue the benefits of that plan.
2012 Multi-Year Productivity Plan
In the 12 and 24 weeks ended June 13, 2015, we incurred restructuring charges of $4 million and $10 million, respectively, in conjunction with the multi-year productivity plan we publicly announced in 2012 (2012 Productivity Plan). In the year ended December 26, 2015, we incurred restructuring charges of $61 million in conjunction with our 2012 Productivity Plan. The 2012 Productivity Plan included actions in every aspect of our business that we believed would strengthen our complementary food, snack and beverage businesses by: leveraging new technologies and processes across PepsiCo’s operations, go-to-market and information systems; heightening the focus on best practice sharing across the globe; consolidating manufacturing, warehouse and sales facilities; and implementing simplified organization structures, with wider spans of control and fewer layers of management. The 2012 Productivity Plan has enhanced PepsiCo’s cost-competitiveness and provided a source of funding for future brand-building and innovation initiatives.
Charge related to the transaction with Tingyi
In the 24 weeks ended June 11, 2016, we recorded a pre- and after-tax impairment charge of $373 million to reduce the value of our 5% indirect equity interest in Tingyi-Asahi Beverages Holding Co. Ltd. (TAB) to its estimated fair value.
In the year ended December 26, 2015, we recorded a charge of $73 million related to a write-off of the recorded value of a call option to increase our holding in TAB to 20%.

Pension-related settlements
In the year ended December 26, 2015, we recorded pension-related settlement benefits of $67 million associated with the settlement of pension-related liabilities from previous acquisitions.
Venezuela impairment charges
In the year ended December 26, 2015, we recorded pre- and after-tax charges of $1.4 billion related to the impairment of investments in our wholly-owned Venezuelan subsidiaries and beverage joint venture.
Venezuela deconsolidation
Conditions in Venezuela, including restrictive exchange control regulations and lack of access to U.S. dollars through official currency exchange markets, have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and the U.S. dollar. The exchange restrictions and other conditions have significantly impacted our ability to effectively manage our businesses in Venezuela, including limiting our ability to import certain raw materials and to settle U.S. dollar-denominated obligations, and have restricted our ability to realize the earnings generated out of our Venezuelan businesses. We expect these conditions will continue for the foreseeable future.
As a result of these factors, we concluded that, effective as of the end of the third quarter of 2015, we did not meet the accounting criteria for control over our wholly-owned Venezuelan subsidiaries and we no longer had significant influence over our beverage joint venture with our franchise bottler in Venezuela. Therefore, effective at the end of the third quarter of 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investments in our Venezuelan subsidiaries and joint venture using the cost method of accounting. We reduced the value of the cost method investments to their estimated fair values, resulting in a full impairment. The factors that led to our conclusions at the end of the third quarter of 2015 continued to exist through the end of the second quarter of 2016.
Beginning with the fourth quarter of 2015, our financial results have not included the results of our Venezuelan businesses. We do not have any guarantees related to our Venezuelan entities, and our ongoing contractual commitments to our Venezuelan businesses are not material. We will recognize income from dividends and sales of inventory to our Venezuelan entities, which have not been and are not expected to be material, to the extent cash in U.S. dollars is received. We did not receive any cash in U.S. dollars from our Venezuelan entities during 2016. We will continue to monitor the conditions in Venezuela and their impact on our accounting and disclosures.
Tax benefit
In the year ended December 26, 2015, we recognized a non-cash tax benefit of $230 million associated with our agreement with the IRS resolving substantially all open matters related to the audits for taxable years 2010 through 2011, which reduced our reserve for uncertain tax positions for the tax years 2010 through 2011.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending, plus sales of property, plant and equipment. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
Free cash flow is used by us primarily for financing activities, including debt repayments, dividends and share repurchases. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.
Free cash flow excluding certain items: Free cash flow, excluding: (1) payments related to restructuring charges, (2) discretionary pension and retiree medical contributions, and (3) the tax impacts associated with each of these items, as applicable. As free cash flow excluding certain items is our primary measure used to monitor our cash flow performance, we believe this non-GAAP measure provides investors additional useful information when evaluating our cash from operating activities. See above for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).

Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Organic: A measure that adjusts for impacts of foreign exchange translation as well as the impact from acquisitions, divestitures and other structural changes, including the Venezuela deconsolidation, for the comparable period. The Venezuela deconsolidation impact excludes the results of our Venezuelan businesses for 2015. This measure will also exclude the impact of the 53rd reporting week in 2016. We believe organic revenue provides useful information in evaluating the results of our business because it excludes items that we believe are not indicative of ongoing performance or that we believe impact comparability with the prior year.
Raw material costs: Raw materials include the principal ingredients we use in our beverage, food and snack products, our key packaging materials and energy costs.

2016 guidance
Our 2016 core tax rate guidance and our 2016 core constant currency EPS growth guidance exclude the commodity mark-to-market net impact included in corporate unallocated expenses and restructuring and impairment charges. Our 2016 organic revenue growth guidance excludes the impact of acquisitions, divestitures and other structural changes, including the Venezuela deconsolidation, and foreign exchange translation. Our 2016 organic revenue growth guidance also excludes the impact of a 53rd reporting week in 2016. Our 2016 core constant currency EPS growth guidance also excludes the impact of foreign exchange translation. We are not able to reconcile our full year projected 2016 core tax rate to our full year projected 2016 reported tax rate and our full year projected 2016 core constant currency EPS growth to our full year projected 2016 reported EPS growth because we are unable to predict the 2016 impact of foreign exchange or the mark-to-market net impact on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. We are also unable to reconcile our full year projected 2016 organic revenue growth to our full year projected 2016 reported net revenue growth because we are unable to predict the 2016 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates. Therefore, we are unable to provide a reconciliation of these measures.